Exhibit (a)(5)(D)

HANDY & HARMAN LTD. COMPLETES TENDER OFFER FOR ALL OUTSTANDING SHARES OF SL INDUSTRIES, INC.

WHITE PLAINS, New York – June 1, 2016 — Handy & Harman Ltd. (NASDAQ: HNH) (“HNH”), a diversified global industrial company, announced today that it has successfully completed its tender offer, through a wholly owned subsidiary, to purchase all of the outstanding shares of SL Industries, Inc. (NYSE MKT: SLI) (“SLI”), a leading manufacturer of high-performance power solutions, for $40.00 per share in cash.

The tender offer expired at 5:00 p.m., New York City time, on May 31, 2016. As of the expiration, 3,358,701 shares had been validly tendered and not validly withdrawn, representing approximately 84.6% of SLI’s outstanding shares of common stock and approximately 79.3% of SLI’s outstanding shares of common stock not owned by HNH or any of its affiliates. The conditions to the tender offer were satisfied, and HNH has accepted for payment and will promptly pay the depositary for all validly tendered shares.

HNH expects to complete the acquisition of SLI later today through a merger without a vote or meeting of SLI’s stockholders, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. Each of the remaining shares of SLI common stock not purchased in the tender offer will be converted into the right to receive the same $40.00 in cash that will be paid in the tender offer. Upon completion of the merger, SLI will become an indirect wholly owned subsidiary of HNH. SLI’s common stock will no longer be listed on the NYSE MKT.

American Stock Transfer & Trust Company, LLC is acting as depositary for the tender offer.

Forward-Looking Statements

Statements in this press release regarding future financial and operating results, benefits of the transaction between HNH and SLI, future opportunities for HNH’s and SLI’s businesses and any other statements by management of HNH and SLI concerning future expectations, beliefs, goals, plans or prospects constitute forward-looking statements.  Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based.  Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management, are forward-looking statements.  All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected.  Risks and uncertainties include the ability of HNH to successfully integrate SLI’s business and the risk that the expected benefits of the transaction may not be realized or maintained.

A further list and description of additional business risks, uncertainties and other factors can be found in HNH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, SLI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as other filings by HNH and SLI with the SEC. Copies of these filings, as well as subsequent filings by HNH, are available online at www.sec.gov. Many of the factors that will determine the outcome of the transaction are beyond HNH’s or SLI’s ability to control or predict. Neither HNH nor SLI undertakes to update any forward-looking statements as a result of new information or future events or developments.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Performance Materials, and Kasco.

HNH sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

HNH’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

HNH is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Contact

Douglas Woodworth, Senior Vice President and Chief Financial Officer
212-520-2300
dwoodworth@steelpartners.com

About SL Industries

SL Industries, Inc. designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic equipment, and custom gears and gearboxes that are used in a variety of medical, commercial and military aerospace, computer, datacom, industrial, architectural and entertainment lighting, and telecom applications. For more information about SL Industries, Inc. and its products, please visit its web site at www.slindustries.com.

Contact

Louis J. Belardi, Chief Financial Officer
856-727-1500 x 5525
louis.belardi@slindustries.com